UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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FelCor Lodging Trust Incorporated

(Name of Registrant as Specified In Its Charter)
P. Schoenfeld Asset Management LP
P. Schoenfeld Asset Management GP LLC
Peter Schoenfeld
Rick J. Weber
Erik S. Mass
PSAM Texas Master Fund Ltd.
PSAM Texas Fund Limited
PSAM Texas Fund L.P.
Synapse IV LLC
PSAM WorldArb Master Fund Ltd.
PSAM WorldArb Fund Limited
PSAM WorldArb Partners L.P.
WSCI Limited Partnership
Synapse I LLC
Spartan Partners L.P.
Perella Weinberg Partners Xerion Master Fund Ltd.
Perella Weinberg Partners Xerion Equity LP
Perella Weinberg Partners Xerion Fund GP LLC
Perella Weinberg Partners Capital Management LP
Perella Weinberg Partners Capital Management GP LLC
Perella Weinberg Partners Group LP
Christopher J. Hartung
C. Brian Strickland

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LEADING PROXY ADVISORY FIRMS RECOMMEND FELCOR
LODGING TRUST INCORPORATED PREFERRED SHAREHOLDERS
VOTE FOR INDEPENDENT NOMINEES
New York — (October 28, 2010) P. Schoenfeld Asset Management L.P. (“PSAM”) and Perella Weinberg Partners Capital Management LP (“PWPCM”) today announced that two of the nation’s leading independent proxy advisory firms—Glass Lewis & Co. and PROXY Governance, Inc.—have recommended that holders of FelCor Lodging Trust Incorporated (NYSE:FCH) preferred shares vote FOR the election of the independent nominees, Christopher J. Hartung and C. Brian Strickland, by voting the WHITE proxy. The analyses and reports of these independent firms are relied upon by major institutional investment firms, mutual and pension funds and other fiduciaries.
FelCor suspended dividends on its preferred stock in March 2009. The dividend payment date of July 31, 2010 was the sixth dividend payment date for which dividends on the preferred stock have not been paid. Accordingly, preferred stockholders are currently entitled, pursuant to the preferred stock’s terms, to elect two new directors to the FelCor Board.
FelCor has called a special meeting of preferred stockholders for the sole purpose of electing two new directors. The Special Meeting is scheduled to be held on November 15, 2010.
PSAM and PWPCM urge all preferred holders to exercise their right to elect two new independent directors by voting their shares today on their WHITE proxy card. If you have any questions or need assistance voting your shares, please contact Innisfree M&A Incorporated toll-free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).
Contact:
Release Contact:
Innisfree M&A Incorporated
Scott Winter / Mike Brinn — (212) 750-5833